Exhibit 99.2
Heartland Payment Systems 90 Nassau Street
Princeton, NJ 08542 888.798.3131
HeartlandPaymentSystems.com

Heartland strengthens its position in the hospitality and retail POS markets through the acquisition of Point-of-Sale companies Dinerware and pcAmerica
Forms new "Heartland Commerce" segment to consolidate wealth of POS assets, accelerate the delivery of cloud-based POS solutions, and writes down redundant assets

Princeton, NJ - February 13, 2015 - Heartland Payment Systems (NYSE: HPY), the nation's fifth largest payments processor and a leading provider of merchant business solutions, is pleased to announce the acquisition of Dinerware and pcAmerica, two leading point-of-sale (“POS”) companies with solutions covering various hospitality and retail segments.
Heartland Chairman and Chief Executive Officer Bob Carr said, “The acquisitions of pcAmerica and Dinerware, combined with Xpient, Liquor POS and other Heartland products and services, will enable us to offer unique integrated commerce capabilities that are effective, secure and simple to use. With the EMV shift around the corner and the increased emphasis on security, Heartland is now uniquely positioned to offer our capabilities to an additional 90,000 business locations, with this new division.”
About the Acquisitions
For over 20 years, businesses have been relying on pcAmerica retail and restaurant POS systems to streamline daily operations, including customer transactions, inventory tracking, employee labor, and marketing reports. Their POS systems are feature rich, yet affordable, and are designed to meet the evolving needs of retail stores or restaurants. Their track record as a proven POS solutions provider is driven by simplicity of use, uncompromised customer service and continuous product innovation. Some notable pcAmerica users include Flowers Foods, Goodwill Stores, Baskin-Robbins, Tasti D-Lite and various United States Embassies and Consulates.
Founded in 2000, Dinerware provides restaurant POS software solutions to the hospitality industry. Dinerware can be found in upscale restaurants, cafes, nightclubs, bar and grills, fast casual restaurants, counter service establishments, quick serve restaurants, hotels, casinos, cafeterias, golf courses, and wineries. Their mission is to help restaurants deliver a better guest experience by providing easy-to-use, reliable, and cost-effective restaurant software. Thousands of restaurants have selected Dinerware software based on its ease of use, reliability, and flexibility. Dinerware is an RSPA-certified vendor, and is sold and supported through an authorized dealer network across North America, the United Kingdom, and other countries around the world served by our partners in the Middle East and Southeast Asia.

Forming Heartland Commerce Segment - Already A Restaurant Industry Leader

Dinerware and pcAmerica, together with our existing POS businesses, Xpient Solutions, Liquor POS, Leaf, as well as other Heartland solutions, are being combined to create Heartland Commerce. This newly established segment will deliver leading-edge POS solutions, payments processing capabilities and other adjacent business service applications, initially serving the hospitality and retail industry. Heartland Commerce has more than 90,000 customer locations using its Heartland commerce software and a current, annualized revenue run rate - including the two new acquisitions - of approximately $30 million.
Now, with over 120,000 restaurant merchant relationships, Heartland has a 15% share of the entire restaurant market, including a 20% share of Table Service restaurants. From payroll, to card processing to POS solutions, Heartland is rapidly expanding its restaurant franchise, supported by the endorsement of forty-six state restaurant associations as well as the National Restaurant Association.
Dinerware and pcAmerica are each in the process of completing their development of cloud-based POS systems that complement their already established on-premise solutions. These cloud-based POS systems will overlap with what is being developed by Leaf; consequently, Heartland decided that it will stop POS development efforts at Leaf, though certain elements of Leaf’s capabilities will become part of Heartland Commerce, and write down related POS assets. In its fourth quarter just ended, the company recorded $41.4 million pre-tax, $37.6 million after-tax or $1.02 per share, in asset impairment charges as a result of an analysis of the values ascribed to investments at Leaf and in Prosper, its internally-developed POS software technology, as well as its investment in TabbedOut, a mobile payments provider. All charges are non-cash.
Mr Carr concluded, “We now enjoy the best of both worlds. An installed base of 90,000 merchants processing on our existing POS solutions, and a world class development organization that we can focus on new opportunities that can significantly accelerate our growth not only in the hospitality and retail industries, but in many other industries in which we are already deeply established or offer the brightest promise."
As part of Heartlands’ conference call scheduled to begin this morning at 8:30 a.m. ET to discuss fourth quarter fiscal 2014 financial results (reported in a separate news release today), the management of Heartland will discuss this announcement. Further details regarding the call are available at www.heartlandpaymentsystems.com.
About Heartland
Heartland Payment Systems, Inc. (NYSE: HPY), the fifth largest payments processor in the United States, delivers credit/debit/prepaid card processing and security technology through Heartland Secure™ and its comprehensive Heartland breach warranty. Heartland also offers point of sale, mobile commerce, e-commerce, marketing solutions, payroll solutions, and related business solutions and services to more than 300,000 business and educational locations nationwide.
A FORTUNE 1000 company, Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. Heartland also established The Sales Professional Bill of Rights to advocate for the rights of sales professionals everywhere.

Contact:
Michael McMillan
Chief Marketing/Branding Officer
312-205-1610
michael.mcmillan@e-hps.com